g8wave, Inc
126 Brookline Avenue
Boston, MA 02215

July 11, 2007

Metallica
c/o Peter Paterno
1900 Avenue of the Stars
26th Floor
Los Angeles, CA 90067

Re:  Music Sector Agreement - Waiver of SAR Exercise Right

Gentlemen:

Reference is made to that certain Music Sector Agreement for the Provision of Premium Rate Telephone Services, Premium Text Services, dated May 25, 2005, between the band know as Metallica ("Artist"), and TP Corporation, a Massachusetts corporation (the "Agreement"). Pursuant to that certain Assignment and Assumption Agreement dated May 12, 2006, TP Corporation assigned its rights and obligations under the Agreement to G8Wave, Inc., a Delaware corporation ("g8wave"). Capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.

g8wave is currently attempting to effect what is commonly referred to as a "reverse merger transaction." Assuming this transaction is consummated, at the closing (1) g8wave will be merged with and into a wholly-owned subsidiary of a public company ("Pubco"), with g8wave being the surviving entity of the merger, and (2) Pubco will issue and sell shares of, and warrants to purchase, its common stock (the "PIPE Shares") to certain accredited investors in a private placement. Immediately following the closing of the Transaction, g8wave's former stockholders will continue to own a majority of the issued and outstanding shares of Pubco, and Pubco will file with the SEC a registration statement covering the PIPE shares. The transactions described above and related thereto are referred to herein as the "Transaction."

Pursuant to Section 4.2 of the Agreement, g8wave granted to Artist an SAR, the terms and conditions of which are set forth on Schedule C of the Agreement (the "SAR Terms"). Pursuant to the SAR Terms, the SAR is exercisable on a Realization Event, and one or more aspects of the Transaction may constitute such a Realization Event.

By signing below, Artist hereby irrevocably agrees to waive its rights, if any, to exercise the SAR in connection with the Transaction. The above waiver is given with respect to the Transaction only, and not with respect to any subsequent events that may constitute a Realization Event.

By signing below, Artist hereby acknowledges that it is aware, and will advise its representatives and affiliates that are or may become informed about the Transaction, that the United States securities laws may prohibit a person or entity that has material, non-public information concerning matters of the type covered by this letter from (1) purchasing or selling securities of a company that may be, or may be affiliated with, a party to a transaction such as the Transaction, or (2) from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities. Artist further agrees, and shall cause its representatives and affiliates, to keep the existence and terms of the Transaction confidential until such time as the same are publicly disclosed by g8wave or Pubco, including by way of one or more filings with the Securities and Exchange Commission.

Except as specifically set forth in this letter, the parties hereby confirm that the Agreement remains in full force and effect.

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Please confirm your agreement with the foregoing by signing in the space provided below and returning a copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Habib Khoury
Habib Khoury
President & CEO
G8Wave, Inc.

AGREED AND ACCEPTED
AS OF THE FIRST DATE
WRITTEN ABOVE BY:

METALLICA

By: /s/ Clifford Burnstein
Name: Clifford Burnstein
Title: Manager